                                                                    EXHIBIT 4.10

                            MILESTONE SCIENTIFIC INC.

                             STOCK OPTION AGREEMENT

                                                             Dated: May 18, 2005

     Milestone Scientific Inc. a Delaware corporation (the "COMPANY"), grants to
Ionic White, Inc. (the "OPTIONEE"), a stock option to purchase a total of
100,000 shares of the Company's Common Stock, par value $.001 per share, at
$4.89 per share on the terms and conditions set forth herein.

     1.   DURATION.

          This option shall expire three years from the date hereof (the
"TERMINATION DATE").

     2.   CHARACTERIZATION OF OPTIONS.

          Intentionally omitted.

     3.   ANTI-DILUTION PROVISIONS.

          (a) If there is any stock dividend, stock split, or combination of shares of Common Stock of the Company, the number and amount of shares then subject to this option shall be proportionately and appropriately adjusted; no change shall be made in the aggregate purchase price to be paid for all shares subject to this option, but the aggregate purchase price shall be allocated among all shares subject to this option after giving effect to the adjustment.

          (b) If there is any other change in the Common Stock of the Company, including recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the shares then subject to this option as the Board of Directors may deem equitable. Failure of the Board of Directors to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

          (c) If the Company is merged into or consolidated with any other corporation, or if it sells all or substantially all of its assets to any other corporation, then either (i) the Company shall cause provisions to be made for the continuance of this option after such event, or for the substitution for this option of an option covering the number and class of securities which the
Optionee would have been entitled to receive in such merger or consolidation by virtue of such sale if the Optionee had been the holder of record of a number of shares of Common Stock of the Company equal to the number of shares covered by the unexercised portion of this option, or (ii) the Company shall give to the
Optionee written notice of its election not to cause such provision to be made and this option shall become exercisable in full (or, at the election of the
Optionee, in part) at any time during a period of 20 days, to be designated by the Company, ending not more than 10 days prior to the effective date of the merger, consolidation or sale, in which case this option shall not be exercisable to any extent after the expiration of such 20-day period. In no event, however, shall this option be exercisable after the Termination Date.

     4.   INVESTMENT REPRESENTATION; LEGEND ON CERTIFICATES; SPECIAL RESTRICTION
          ON RESALE.

          The Optionee agrees that until such time as a registration statement under the Securities Act of 1933 becomes effective with respect to the option and/or the stock, the Optionee is taking this option and will take the stock underlying this option, for his own account, for investment and not with a view to the resale or distribution thereof. The Company shall have the right to place upon the face of any stock certificate or certificates evidencing shares issuable upon the exercise of this option such legend as the Board of Directors may prescribe for the purpose of preventing disposition of such shares in violation of the Securities Act of 1933, as now or hereafter provided.

     5.   NON-TRANSFERABILITY.

          This option shall not be transferable by the Optionee.

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     6.   CERTAIN RIGHTS NOT CONFERRED BY OPTION.

          The Optionee shall not, by virtue of holding this option, be entitled to any rights of a stockholder in the Company.

     7.   EXPENSES.

          The Company shall pay all original issue and transfer taxes with respect to the issuance and transfer of shares of Common Stock of the Company pursuant hereto and all other fees and expenses necessarily incurred by the
Company in connection therewith.

     8.   EXERCISE OF OPTIONS.

          (a) This option shall become exercisable in accordance with its terms, as follows:

          10,000    shares commencing on the date of grant provided that the
                    optionee has purchased at least 2 million starter kits for the Company's consumer tooth whitening system before June
                    30, 2006;

          40,000    additional shares commencing on the date of grant provided that the optionee has purchased at least 2.5 million starter kits for the Company's consumer tooth whitening system
                    before June 30, 2006; and

          50,000    additional shares commencing on the date of grant provided that the optionee has purchased at least 3.0 million starter kits for the Company's consumer tooth whitening system
                    before June 30, 2006.

          (b) An option shall be exercisable by written notice of such exercise, in the form prescribed by the Board of Directors, to the Secretary or Treasurer
of the Company at its principal office. The notice shall specify the number of shares for which the option is being exercised (which number, if less than all of the shares then subject to exercise, shall be 50 or a multiple thereof) and shall be accompanied by payment (i) in cash or by check in the amount of the full exercise price of such options, or (ii) in such other manner as the Board shall deem acceptable. No shares shall be delivered upon exercise of any option until all laws, rules and regulations, which the Board of Directors may deem applicable, have been complied with.

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          (c) The person exercising an option shall not be considered a record holder of the stock so purchased for any purpose until the date on which he is actually recorded as the holder of such stock in the records of the Company.

          (d)           [INTENTIONALLY BLANK]

     9.                 [INTENTIONALLY BLANK]

                                     MILESTONE SCIENTIFIC INC.

                                     by: /s/ Leonard Osser
                                        ----------------------------------------
                                            Leonard A. Osser, Chairman & CEO

Accepted as of the date
first set forth above.

IONIC WHITE, INC.

by: /s/ Michael Ackerman
   ------------------------------------
        Michael Ackerman, President

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